As filed with the Securities and Exchange Commission on May 2, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AVANEX CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-3285348
(State of incorporation)	(I.R.S. Employer Identification Number)

40919 Encyclopedia Circle, Fremont, California 94538

(Address, including zip code, of Registrant’s Principal Executive Offices)

1998 STOCK PLAN

1999 DIRECTOR OPTION PLAN

1999 EMPLOYEE STOCK PURCHASE PLAN

OFFICER AND DIRECTOR SHARE PURCHASE PLAN

(Full title of the plan)

Jo S. Major, Jr.

President and Chief Executive Officer

Avanex Corporation

40919 Encyclopedia Circle

Fremont, California 94538

(Name and address of agent for service)

(510) 897-4188

(Telephone number, including area code, of agent for service)

Copy to:

David J. Segre, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer   ☐     Accelerated filer   ☑     Non-accelerated filer   ☐     Smaller reporting company   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 per share par value:
—To be issued under the 1998 Stock Plan (the “Stock Plan”)	18,000,000(2)	$0.815(3)	$14,670,000.00	$576.53
—To be issued under the 1999 Director Option Plan (the “Director Plan”)	450,000(4)	$0.815(3)	$366,750.00	$14.41
—To be issued under the 1999 Employee Stock Purchase Plan (the “ESPP”)	2,250,000(5)	$0.69275(6)	$1,558,687.50	$61.26
—To be issued under the Officer and Director Share Purchase Plan	2,000,000(7)	$0.815(3)	$1,630,000.00	$64.06

TOTAL	22,700,000		$18,225,437.50	$716.26

(1)	This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Stock Plan, the Director Plan, the ESPP or the Officer and Director Share Purchase Plan by reason of any dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of shares of the Registrant’s Common Stock outstanding. Includes associated Preferred Share Rights (currently attached to and trading only with the Registrant’s Common Stock).

(2)	This amount results from the automatic annual increases to the number of shares of the Registrant’s Common Stock reserved for issuance under the Stock Plan pursuant to the terms of the Stock Plan and includes annual increases of 6,000,000 shares on each of July 1, 2005, July 1, 2006 and July 1, 2007.

(3)	Computed in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share of $0.815 was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the Nasdaq National Market on April 25, 2008.

(4)	This amount results from the automatic annual increases to the number of shares of the Registrant’s Common Stock reserved for issuance under the Director Plan pursuant to the terms of the Director Plan and includes annual increases of 150,000 shares on each of July 1, 2005, July 1, 2006 and July 1, 2007.

(5)	This amount results from the automatic annual increases to the number of shares of the Registrant’s Common Stock reserved for issuance under the ESPP pursuant to the terms of the ESPP and includes annual increases of 750,000 shares on each of July 1, 2005, July 1, 2006 and July 1, 2007.

(6)	The proposed maximum offering price per share of $0.69275 was determined by discounting the offering price per share (as computed in note three above) by 15% in accordance with the terms of the ESPP.

(7)	Shares of Common Stock reserved for issuance under the Officer and Director Share Purchase Plan as approved by the Registrant’s Board of Directors on April 9, 2008.

AVANEX CORPORATION

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplement pursuant to Rule 424.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplement pursuant to Rule 424.

PART II

Item 3.	Incorporation of Documents by Reference.

There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed with the Commission on September 7, 2007 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

(b)	The Registrant’s Quarterly Reports on Form 10-Q for fiscal quarters ended September 30, 2007, December 31, 2007 and March 31, 2008 filed with the Commission on November 2, 2007, February 1, 2008 and May 2, 2008, respectively, pursuant to Section 13(a) of the Exchange Act.

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on July 9, 2007, September 12, 2007, November 1, 2007 (with respect to Item 1.01 only), November 15, 2007, December 28, 2007, March 10, 2008, April 10, 2008 and April 16, 2008.

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on January 26, 2000 filed pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.

(e)	The description of the Registrant’s Preferred Stock Rights Agreement contained in the Registrant’s Registration Statement on Form 8-A filed on August 24, 2001, as amended March 28, 2002, May 30, 2003, May 25, 2005 and March 10, 2006 filed pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.

All documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that any such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred. The foregoing description is qualified in its entirety by reference to the more detailed provisions of Section 145 of the DGCL.

The Eighth Article of the Registrant’s Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of the Registrant’s Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant’s Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Index to Exhibits.

Exhibit Number	Description of Document

5.1	Opinion of Counsel as to legality of securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 6)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That: paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 2nd day of May 2008.

AVANEX CORPORATION

By:	/s/ JO S. MAJOR, JR.
Jo S. Major, Jr. President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints, jointly and severally, Jo S. Major, Jr. and Marla Sanchez, or either of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JO S. MAJOR, JR. Jo S. Major, Jr.	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 2, 2008

/s/ MARLA SANCHEZ Marla Sanchez	Senior Vice President Chief Financial Officer (Principal Financial and Accounting Officer)	May 2, 2008

/s/ VINTON CERF Vinton Cerf	Director	May 2, 2008

/s/ GREG DOUGHERTY Greg Dougherty	Director	May 2, 2008

/s/ JOEL A. SMITH III Joel A. Smith III	Director	May 2, 2008

/s/ PAUL G. SMITH Paul G. Smith	Director	May 2, 2008

/s/ SUSAN WANG Susan Wang	Director	May 2, 2008

/s/ DENNIS WOLF Dennis Wolf	Director	May 2, 2008

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Counsel as to legality of securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 6)